Exhibit 10.30

Execution Version

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of November 11, 2022, is entered into among BKV CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto and BANGKOK BANK PUBLIC COMPANY LIMITED, NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to that certain Revolving Credit Agreement, dated as of August 24, 2022 among the Borrower, the Lenders, and the Administrative Agent (as in effect immediately prior to the execution hereof, the “Existing Credit Agreement”, and as further amended, restated, supplemented or otherwise modified from time to time, including by this Amendment, the “Credit Agreement”), pursuant to which the Lenders have made loans to the Borrower;

WHEREAS, the Borrower has requested that the Lenders agree to amend certain provisions of the Existing Credit Agreement and, subject to the terms and conditions set forth in this Amendment, the Lenders have agreed to amend the Existing Credit Agreement as hereinafter set forth;

WHEREAS, pursuant to Section 9.02(b) of the Existing Credit Agreement, the Existing Credit Agreement may be amended or modified pursuant to an agreement in writing entered into by the Borrower, the Required Lenders (with a copy to the Administrative Agent), or the Borrower and the Administrative Agent with consent of the Required Lenders.

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Credit Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   Amendment of the Existing Credit Agreement. Subject to the terms and conditions of this Amendment (including the satisfaction or waiver of the conditions precedent set forth in Section 2), the Existing Credit Agreement is hereby amended as follows:

(a)           Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating, in its entirety, subsections (b), (c) and (e) of the definition of “Payment Conditions” as follows:

“(b) (i) any Restricted Payment or Restricted Debt Payment made during Fiscal Year 2022 shall be made on a date that is before November 1, 2022 and (ii) any Restricted Payment or Restricted Debt Payment made in any subsequent Fiscal Year shall be made on a date that is during a Specified Amount Payment Period;”

“(c) after giving pro forma effect to such Restricted Payment or Restricted Debt Payment, the aggregate amount of Available Cash of the Borrower and the Subsidiaries is greater than $100,000,000;”

“(e) at the time of such Restricted Payment or Restricted Debt Payment, the Adjusted Stockholders’ Equity of the Borrower is not less than $800,000,000 (as reflected in the financial statements most recently delivered pursuant to Section 5.01(a) or 5.01(b)); and”

(b)           Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating, in its entirety, subsection (c) of the definition of “Specified Amount” as follows:

“(c) the aggregate amount of Restricted Payments and Restricted Debt Payments made in reliance on Section 6.08(d) and Section 6.18(a)(ii), respectively, during the period starting on the first day of the Test Period most recently ended for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or 5.01(b) and ending on such date.”

(c)           Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating, in its entirety, the definition of “Specified Amount Payment Period” as follows:

““ Specified Amount Payment Period” means (a) prior to the consummation of a Qualified IPO, each period beginning on the date that financial statements are delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter ending June 30 of any Fiscal Year and ending on the date that is 90 days after June 30 of such Fiscal Year and (b) after the consummation of a Qualified IPO, each period beginning on the date financial statements for any Fiscal Year or Fiscal Quarter are delivered under either Section 5.01(a) or 5.01(b), respectively (beginning on the first such date after the consummation of a Qualified IPO), and ending on the date that is forty-five (45) days after the date that the Annual Report on Form 10-K (in the case of financial statements delivered under Section 5.01(a)) or the Quarterly Report on Form 10-Q (in the case of financial statements delivered under Section 5.01(b)) of the Borrower for the applicable period covered by such financial statements is required to be filed under the rules and regulations of the SEC.”

(d)          Section 1.01 of the Existing Credit Agreement is hereby amended by deleting in its entirety the definition of “Specified Amount Utilization”.

(e)          Section 6.08(d) of the Existing Credit Agreement is hereby amended by inserting “declare and” immediately between the phrases “the Borrower may” and “make Restricted Payments”.

(f)           Section 6.18(a) of the Existing Credit Agreement is hereby amended by amending and restating in its entirety as follows:

“(a)         The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Shareholder Loan, (y) make any cash payment of interest on any Subordinated Shareholder Loans (clauses (x) and (y), each a “Restricted Debt Payment”), or (z) make any payment in violation of any subordination terms of any Subordinated Shareholder Loans, except:

(i)            the refinancing thereof with the net proceeds of, or in exchange for, any Indebtedness permitted to be incurred pursuant to Section 6.01;

(ii)           any Restricted Debt Payments in an amount not to exceed the Specified Amount so long as the Payment Conditions are met; and

(iii)          within 15 days after the receipt by the Borrower of proceeds from a Qualified IPO, Restricted Debt Payments in an aggregate amount not to exceed the lesser of (A) 30% of the gross proceeds from such Qualified IPO and (B) $90,000,000, so long as the Payment Conditions (other than clause (b) and (d) thereof) are satisfied as of the date of such Restricted Debt Payments.”

(g)           Clause (x) of Section 9.02(b) of the Existing Credit Agreement is hereby amended by deleting the “,” immediately after the parenthetical “(with a copy to the Administrative Agent)” and inserting an “or” immediately after such parenthetical.

SECTION 2.   First Amendment Effective Date; Conditions Precedent. This Amendment shall become effective as of the date on which the following conditions have been satisfied or waived (“First Amendment Effective Date”):

(a)          the Administrative Agent shall have received a counterpart of this Amendment executed by the Borrower, the Administrative Agent and the Lenders;

(b)          the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the First Amendment Effective Date;

(c)          the Administrative Agent shall have received a certificate from the secretary or a Responsible Officer of the Borrower certifying that the conditions specified in Sections 2(d), (e) and (f) have been satisfied;

(d)          the representations and warranties contained in Section 3 hereof shall be true and correct;

(e)          at the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; and

(f)           since December 31, 2021, there has not occurred any event, development or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.   Representations and Warranties of the Borrower. As of the date hereof, the Borrower, for and on behalf of the Loan Parties, represents and warrants to the Administrative Agent and each Lender that, in each case, immediately after giving effect to this Amendment:

(a)            the Borrower and each of the other Loan Parties are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and the execution, delivery and performance by the Borrower and each of the other Loan Parties of this Amendment have been duly authorized by all necessary corporate, limited liability company or partnership action and do not and will not:

(i)            violate any applicable law or regulation or the limited liability company agreements, charter, by-laws or other Organizational Documents of any Loan Party or any order of any Governmental Authority, which violation could reasonably be expected to have a Material Adverse Effect;

(ii)            violate or result in a default under any indenture or other agreement regarding Material Indebtedness binding upon any Loan Party or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party; or

(iii)            result in the creation or imposition of any Lien on any Property of any Loan Party;

(b)            the Borrower and each of the other Loan Parties have the power and authority to execute, deliver and perform its obligations under this Amendment, the Credit Agreement and the other Loan Documents;

(c)           the representations and warranties of the Borrower and the other Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) on and as of the First Amendment Effective Date (although any representations and warranties which expressly relate to an earlier date shall be required only to be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) as of the specified earlier date).

SECTION 4.   Effect of Amendment. From and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to “the Credit Agreement” in the Loan Documents and any and all other agreements, instruments, documents, notes, certificates, guaranties and other writings of every kind and nature shall be deemed to mean the Credit Agreement as amended by this Amendment. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 5.   Confirmation of Other Loan Documents. Except as expressly contemplated hereby, the terms, provisions, conditions and covenants of the Credit Agreement, as amended by this Amendment, and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed, and the execution, delivery and performance of this Amendment shall not, except as expressly set forth in this Amendment, operate as a waiver of, consent to or amendment of any term, provision, condition or covenant thereof. Without limiting the generality of the foregoing, each Loan Party hereby (i) agrees that, except to the extent expressly provided in this Amendment, this Amendment and the transactions contemplated hereby shall not limit or diminish the obligations of the Loan Parties, as applicable, arising under or pursuant to the Loan Documents and (ii) confirms, ratifies and reaffirms all of the payment and performance obligations of each Loan Party, as applicable, contingent or otherwise, under the Loan Documents. Without limiting the generality of the foregoing, each Loan Party hereby confirms and agrees that except pursuant hereto or as expressly contemplated or amended hereby, nothing contained herein shall be deemed (a) to constitute a waiver of compliance or consent to noncompliance by the Loan Parties with respect to any term, provision, condition or covenant of the Credit Agreement or any other Loan Documents, including, without limitation, those made the subject hereof, (b) to prejudice any right or remedy that the Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Documents or (c) to affect the right of the Administrative Agent or Lenders to demand strict compliance by the Loan Parties with all terms and conditions of the Credit Agreement (as amended hereby) and/or the other Loan Documents.

SECTION 6.   Choice of Law. This Amendment and any dispute, claim or controversy arising out of or relating to this Amendment (whether arising in contract, tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York.

SECTION 7.   Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.   Counterparts; Integration; Effectiveness. The terms, provisions and conditions of Sections 9.09(b) through (d) and Section 9.10 of the Credit Agreement are hereby incorporated mutatis mutandis.

SECTION 9.   Headings. Section headings in this Amendment used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Revolving Credit Agreement to be effective as of the First Amendment Effective Date.

BORROWER:

BKV CORPORATION,
a Delaware limited liability company

By	/s/ Christopher P. Kalnin
Name: Christopher P. Kalnin
Title: CEO

[SIGNATURE PAGE TO FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT]

ADMINISTRATIVE AGENT AND LENDER:

BANGKOK BANK PUBLIC COMPANY LIMITED, NEW YORK BRANCH,
as Administrative Agent and as a Lender

By	/s/ Thitipong Prasertsilp

Name:	Thitipong Prasertsilp
Title:	VP&Branch Manager

[SIGNATURE PAGE TO FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT]